                                                                    EXHIBIT 3.15

                           SHELLER-GLOBE CORPORATION
                     ARTICLES OF INCORPORATION, AS AMENDED
                              AGREEMENT OF MERGER

          AGREEMENT OF MERGER dated as of February 24, 1986, by and between Sheller-Globe Corporation, an Ohio corporation (hereinafter sometimes called "Sheller-Globe") and NEACSUB, INC., a Delaware corporation (hereinafter sometimes called "NEACSUB"), both of such corporations being sometimes referred to as the "Constituent Corporations."


                                  WITNESSETH:

          WHEREAS, Sheller-Globe was incorporated under the laws of the State of Ohio on February 23, 1929, presently exists, and is in good standing under the laws of the State of Ohio; and

          WHEREAS, NEACSUB was incorporated under the laws of the State of Delaware on February 18, 1986, presently exists, and is in good standing under the laws of the State of Delaware; and

          WHEREAS, the Board of Directors of Sheller-Globe and NEACSUB deem it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that NEACSUB be merged into Sheller-Globe upon the terms and conditions hereinafter set forth, and such Boards of Directors have approved this Agreement of Merger; and

          WHEREAS, NEAC, INC., a Delaware corporation (the "Purchaser"),
NEACSUB (which is a wholly-owned subsidiary of the Purchaser), and Sheller-Globe have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement and Plan"), providing for the acquisition of Sheller-Globe by the Purchaser by means of merger of NEACSUB into Sheller-Globe and setting forth certain representations, warranties, covenants and agreements in connection with the merger;

          NOW, THEREFORE, it is agreed that NEACSUB shall be merged into Sheller-Globe on the following terms and in the following manner:


                                   ARTICLE I

                                 Effective Time

          This Agreement of Merger, if not terminated as provided in Article XV hereof, shall become effective on the day and time (the "Effective Time") when a certificate complying with the provisions of Section 1701.81, Ohio Revised Code, containing a signed copy of this Agreement of Merger or a copy thereof, is duly filed with the Secretary of State of the State of Ohio, which filing shall be made either at the same time or following the time a certificate complying with the provisions of Section 252 of the General Corporation Law of the State of Delaware is duly filed with the Secretary of State of the State of Delaware.

                                   ARTICLE II

                                     Merger

          NEACSUB shall be merged into Sheller-Globe at the Effective Time pursuant to Section 1701.78 and other applicable provisions of Chapter 1701 of the Ohio Revised Code, on the terms and conditions hereinafter set forth. The separate corporate existence of NEACSUB shall cease at the Effective Time, and Sheller-Globe, which shall survive such merger, shall continue in existence. This Agreement of Merger shall constitute the Articles of Incorporation, as amended, of Sheller-Globe as the surviving corporation (hereinafter called the "Surviving Corporation" or the "Corporation").


                                  ARTICLE III

                         Name of Surviving Corporation

          The name of the Surviving Corporation shall be Sheller-Globe Corporation.


                                   ARTICLE IV

                                    Purposes

          The purposes of the Surviving Corporation are as follows:

          (a) To engage in and carry on a general manufacturing and mercantile business, including the manufacture, purchase, sale, lease and otherwise dealing in materials of any name or nature, and the doing of all things incident or convenient thereto.

          (b)  To maintain and operate motor vehicle repair shops and garages.

          (c) To purchase, acquire, hold, convey, lease, mortgage or otherwise dispose of property, real or personal, tangible or intangible.

          (d) To borrow money and issue, sell or pledge bonds, promissory notes, bills of exchange, debentures and other obligations or evidences of indebtedness, payable at specified time or times, or payable on the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured.

          (e) To purchase, acquire, guarantee, hold and dispose of shares, bonds and other evidences of indebtedness, or contracts of any corporation, domestic or foreign.

          (f) To purchase, hold, sell and transfer shares of its own capital stock (of any class), bonds, and other obligations of the Corporation from time to time, to such extent, and in such manner and upon such terms as its Board of Directors shall determine; provided, that the Corporation shall not use any of its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and, provided further, that shares of its own capital stock belonging to the Corporation shall not be voted.

          (g) To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.


                                   ARTICLE V

                      Statutory Agent and Principal Office

          The statutory agent of the Surviving Corporation, upon whom any process, notice, or demand against either of the Constituent Corporations or the Surviving Corporation may be served, shall be CT Corporation System, 815 Superior Avenue, N.E., Cleveland, Ohio 44114. The principal office of the Surviving Corporation shall be in Toledo, Lucas County, Ohio.


                                   ARTICLE VI

                              Code of Regulations

          The Code of Regulations of the Surviving Corporation shall be the amended Code of Regulations of Sheller-Globe.


                                  ARTICLE VII

                               Board of Directors

          The names of the directors of the Surviving Corporation at the time the merger becomes effective shall be:

          Chester Devenow
          Lawrence E. Brinn
          Frank N. Ikard
          Marshall S. Cogan
          Stephen C. Swid
          Jeffrey B. Lane
          Alan D. Feld

who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office. If any of the persons named shall be unable or unwilling to serve as a director of the Corporation, the Board of Directors of the Corporation may fill such vacancy as provided in Section 1701.58 of the Ohio Revised Code.

                                  ARTICLE VIII

                               Authorized Capital

          The authorized capital of the Surviving Corporation shall be 24,000,000 shares of Common Stock, no par value.


                                   ARTICLE IX

                                 Stated Capital

          The stated value of each share of Common Stock, no par value, shall be $1.00 per share. The stated capital of the Surviving Corporation at the Effective Time shall be determined by multiplying the number of each outstanding share by its stated value.


                                   ARTICLE X

                              Capital and Surplus

          The earned surplus of the Surviving Corporation shall be the earned surplus of Sheller-Globe at the Effective Time of the merger, and the capital surplus of the Surviving Corporation shall be the capital surplus of Sheller-Globe at the Effective Time of the merger plus capital surplus arising upon the merger of NEACSUB into Sheller-Globe.


                                   ARTICLE XI

                              Conversion of Shares

          At the Effective Time, by virtue of the merger and without any further action on the part of NEACSUB or Sheller-Globe or a holder of any of the Shares (individually a "Share" and collectively the "Shares") of common stock, no par value, of Sheller-Globe (the "Common Stock"):

          (a) Each Share issued and outstanding (which for purposes of this Agreement shall include Shares which are reserved for issuance in connection with prior mergers involving Sheller-Globe) immediately prior to the Effective Time (other than Dissenting Shares, as hereinafter defined, Shares owned by Purchaser, NEACSUB or any other subsidiary of Purchaser and Shares held in the treasury of Sheller-Globe) shall be converted into and shall represent the right to receive (i) $39 in cash (the "Cash Amount") and (ii) such Discount Junior Subordinated Notes (the "Junior Notes") to be issued by the Surviving Corporation having terms and provisions substantially in the form set forth in Annex I hereto and in such principal amount (the "Note Amount") and bearing such rate of interest as would cause such Junior Notes to have a market value, in the Investment Bankers' Opinion, equal to approximately $7.73 (the "Note Value") (the Cash Amount and the Note Amount are hereinafter sometimes collectively referred to as the "Merger Consideration"). For the purposes of this subparagraph
              (a), the Investment Bankers' Opinion shall mean the joint opinion with respect to the market value of the Junior Notes of Merrill Lynch Capital Markets of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Bear, Stearns & Co. Inc. ("Bear Stearns"), financial advisors to the Company, and Shearson Lehman Brothers Inc. ("Shearson"), financial advisor to Purchaser and Sub (or, if Merrill Lynch and Bear Stearns on the one hand and Shearson on the other hand are unable to agree, an opinion of another investment banking firm of national standing chosen by them), which market value shall be determined on a fully distributed basis after the close of business on the second business day prior to the date of the Shareholders' Meeting (as defined in Section 3.10 of the Agreement and Plan).

          (b) Each Share held in the treasury of Sheller-Globe and each Share owned by Purchaser, NEACSUB, or any subsidiary of Sheller-Globe, immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment or other consideration shall be made in respect thereof.

          (c) Each share of common stock, par value $.01 per share, of NEACSUB issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

          (d) Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted such Shares in favor of the adoption of this Agreement and the approval of the merger and who shall have delivered a written demand for payment of the fair cash value of such Shares in the manner provided in Section 1701.85, Ohio Revised Code, ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment of the fair cash value of such Shares in accordance with the provisions of Section 1701.85, Ohio Revised Code; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair cash value of such Shares (with the consent of the Surviving Corporation), or (ii) if any holder fails to comply with such
              Section 1701.85 (unless the Surviving Corporation acting through its Board of Directors waives such failure), or (iii) if the Surviving Corporation and the holder of Dissenting Shares shall not have come to an agreement as to the fair cash value of such holder's Dissenting Shares, and neither such holder of Dissenting Shares nor the

              Surviving Corporation has filed or joined in a petition demanding a determination of the value of all Dissenting Shares within the period provided in Section 1701.85, Ohio Revised Code, the right and obligation of such holder or holders, as the case may be, to receive such fair cash value and to sell such Shares shall terminate, and such Shares shall thereupon be deemed to have been extinguished and to have been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest thereon.

          (e) The Surviving Corporation shall (i) assume the obligations, if any, to pay the fair cash value of any Shares as to which the holders thereof have perfected dissenters' rights under Section 1701.85, Ohio Revised Code, and (ii) notify the Disbursing Agent (hereinafter defined) of the names of the holders who have, and the number of Shares with respect to which there are, perfected statutory rights of dissenting shareholders. Persons who have perfected statutory rights of dissenting shareholders as aforesaid shall not be paid by the Disbursing Agent as provided in this Agreement except upon instructions from the Surviving Corporation.

                                  ARTICLE XII

                              Surrender of Shares

          (a) At or prior to the Effective Time, there shall have been deposited in trust with a disbursing agent (the "Disbursing Agent") as agent for the holders of Shares, the cash and Junior Notes to which holders of Shares shall be entitled at the Effective Time pursuant to subparagraph (a) of Article XI and subparagraph (b) of this Article XII. As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (individually, a "Certificate" and collectively the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment thereof. Upon surrender to the Disbursing Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate shall receive in exchange therefor (i) cash in an amount equal to the product of the number of Shares represented by such Certificate and the Cash Amount and (ii) subject to subparagraph (b) of this Article XII, a Junior Note in principal amount equal to the product of the number of Shares represented by such Certificate and the Note Amount. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. Interest shall accrue and be payable with respect to the Junior Notes only to the extent that the Junior Notes, by their terms, specifically provide for the accrual and payment of interest, provided, however, that no interest or other distribution payable after the Effective Time with respect to the Junior

              Notes shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash or Junior Notes shall be delivered to the holder of such outstanding Certificate in respect thereof. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser that such tax either has been paid or is not payable. If any cash or Junior Notes deposited with the Disbursing Agent for purposes of payment in exchange for such Shares remains unclaimed following the expiration of six months after the Effective Time, such cash or Junior Notes shall be delivered to Purchaser by the Disbursing Agent and, thereafter the surrender and exchange shall be effected directly with Purchaser. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by law.

          (b) Junior Notes shall be issued only in denominations of $1,000 and integral multiples of $1,000. Former holders of Shares will not be entitled to receive Junior Notes in principal amounts less than $1,000, or in principal amounts in excess of $1,000 but less than the next highest integral multiple of $1,000 ("Fractional Amounts") but will instead be entitled to receive from the Disbursing Agent a cash payment in lieu of Fractional Amounts in an amount equal to the Fractional Amount multiplied by a fraction, the numerator of which is the Note Value and the denominator of which is the Note Amount.

          (c) At and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article XII.

                                  ARTICLE XIII

                               Preemptive Rights

          The holders of Common Stock shall not have any preemptive rights to subscribe to any obligations or securities issued by the Corporation.

                                  ARTICLE XIV

                              Effect of the Merger

          At the Effective Time, all and singular, the rights, privileges, immunities, powers, goodwill, franchises and authority, of a public as well as of a private nature, all property, real, personal and mixed, and every interest therein, and all debts and obligations belonging to NEACSUB shall be, and they hereby are, bargained, conveyed, granted, confirmed, transferred, assigned and set over to and vested in, the Surviving Corporation without further act or deed, and become property and rights and interests of the Surviving Corporation as they were of NEACSUB; and all rights of creditors of, and all liens upon any property of NEACSUB shall be preserved unimpaired, and all obligations, debts, duties and liabilities of NEACSUB (including, without limitation, the indemnification of officers or directors of NEACSUB to the extent they would have been indemnified by NEACSUB), any agreement to which NEACSUB shall be a party at the Effective Time of the merger and any action or failure to act of whatsoever nature on the part of NEACSUB prior to the Effective Time of the merger, shall attach to the Surviving Corporation, and may be enforced against it, to the same extent as if said obligations, debts, duties and liabilities had been incurred or contracted by it. Sheller-Globe and NEACSUB each agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken such further or other action, as the Surviving Corporation may deem necessary or desirable in order to effectuate the foregoing and otherwise to carry out the intent and purpose of this Agreement of Merger.

                                   ARTICLE XV

                             Termination of Merger

          Anything in this Agreement of Merger or elsewhere to the contrary notwithstanding, this Agreement of Merger shall terminate forthwith in the event that the Agreement and Plan shall be terminated as therein provided. In the event of the termination of this Agreement of Merger this Agreement of Merger shall forthwith become null and void.

                                  ARTICLE XVI

                                  Counterparts

          This Agreement of Merger may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                  ARTICLE XVII

                                   Amendment

          Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the Constituent Corporations is, or the shareholders of which are, entitled to the benefit thereof by a writing executed on behalf of such Constituent Corporation; and this Agreement of Merger may be amended, modified or supplemented in any manner by an agreement in writing executed on behalf of the Constituent Corporations, at any time before or after approval of this Agreement of Merger by the shareholders of Sheller-Globe; provided, however, that no such waiver, amendment, modification or supplement which shall materially adversely affect the rights of such shareholders shall be made after approval by the shareholders of Sheller-Globe without the further approval of such shareholders.

                       ANNEX I TO THE AGREEMENT OF MERGER


Issue:                   Discount Junior Subordinated Notes ("the Junior Notes")
Issuer:                  Sub/the Surviving Corporation
Market Value:            Approximately $7.73 per Share
Principal Amount:        Approximately $15.50 per Share in current market
                           conditions, subject to adjustment as provided in
                           the Merger Agreement.
Interest Payments:       Accrued from             , 1991, payable on a
                           semi-annual basis in arrears commencing
                           on             , 1991.
Coupon:                  14-1/2% per annum, but subject to adjustment under
                           certain conditions described more fully in the Merger Agreement.

Term:                                , 2001 (approximately the fifteenth
                           anniversary of issuance).

Redemption:              Notes may be redeemed at any time, in whole or in
                           part, at the Company's option, at par plus accrued interest.

Mandatory Redemption:    A mandatory sinking fund equal to 20% of the principal
                           amount would commence on             , 1997
                           (approximately the eleventh anniversary of issuance).

Subordination:           Payment of the principal of and interest on Notes will
                           be subordinated in right of payment to the prior payment in full of all senior and senior subordinated indebtedness. The indenture will not restrict the Company from incurring additional senior indebtedness.

Covenants:               The Company will duly pay (or cause to be paid)
                           principal of and interest on, and sinking fund payments for, the Notes. The Company will also maintain an office or agency in New York for presentation and surrender of the Notes. The
                           Company will deposit with a Paying Agent, on or before each due date of principal and/or interest, a sum sufficient to pay such amount becoming due. The Company will do all things to preserve (1) its corporate existence, and (2) its material rights, provided that the Company shall not be required to preserve any such rights or franchise if the Board of Directors determines that preservation thereof is no longer desirable in the conduct of business of the Company, and loss thereof is not disadvantageous to Note holders in any material respect.

Listing and
  Registration:          The Junior Notes will be issued subject to a
                           Registration Statement. The Company will use its best efforts to have the Junior Notes listed on a national securities exchange.

                            CERTIFICATE OF AMENDMENT
              by Shareholders to the Articles of Incorporation of

                           SHELLER-GLOBE CORPORATION
------------------------------------------------------------------------------
                             (Name of Corporation)

  David K. Ware   , who is:
------------------

[ ] Chairman of the Board    [ ] President      [X] Vice President (check one)

and

  Evelyn Simon    , who is [X] Secretary   [ ] Assistant Secretary (Check one)
------------------

of the above named Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

[ ] a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on _____________, 19 _______ at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise _______% of the voting power of the corporation.


[X] in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended so as to change the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

          "FIRST: The name of the Corporation is United Technologies Automotive Systems, Inc."


IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 8th day of August, 1991.

                                   By   /s/ David K. Ware
                                     ---------------------------------------
                                     (Chairman, President, Vice President)


                                   By   /s/ Evelyn Simon
                                     ---------------------------------------
                                     (Secretary, Assistant Secretary)


NOTE: Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.

                            CERTIFICATE OF AMENDMENT

                                BY DIRECTORS OF

United Technologies Automotive Systems, Inc.
--------------------------------------------------------------------------------
                             (Name of Corporation)

Lawrence V. Mowell    who is:
---------------------
[ ] Chairman of the Board  [ ] President  [X] Vice President (check one)

and

John Healy   who is: [ ] Secretary  [X] Assistant Secretary (check one)
------------
of the above named Ohio corporation for profit do hereby certify that:

[ ]  a meeting of the Board of Directors called and held on the the ____ day of
     __________, 19 ____.

[X] in writing signed by all the Directors pursuant to Section 1701.54 of the Ohio Revised Code,

the following resolution was adopted pursuant to Section 1701.70(B)(   )(insert
the proper paragraph number) of the Ohio Revised Code:

     RESOLVED, that the First Article to the Articles of Incorporation of United Technologies Automotive Systems, Inc. be deleted and replaced in its entirety with the following:

     FIRST:  The name of the corporation is Lear Corporation Automotive Systems.

                                                                   RECEIVED

                                                                 MAY 04 1999

                                                            J. KENNETH BLACKWELL
                                                             SECRETARY OF STATE
     IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have hereunto subscribed their names this ________ day of _______________, 19_____.


                                                        BY: /s/ L.V. Mowell
                                                           ---------------------
                                                           (Vice President)


                                                        BY: /s/ John Healy
                                                           ---------------------
                                                           (Assistant Secretary)

NOTE: Ohio law does not permit one officer or sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.
  (OHIO - 876 - 3/4/91)




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